Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2016 Equity Incentive Plan of Myovant Sciences Ltd. of our report dated July 8, 2016 (except for Note 11, as to which the date is October 19, 2016), with respect to the financial statements of Myovant Sciences Ltd. included in its Registration Statement on Form S-1 (File No. 333-213891) and related Prospectus for the period from February 2, 2016 (date of inception) to March 31, 2016, filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

May 17, 2017
Iselin, New Jersey